Exhibit 10.1

February 12, 2014

Sailesh Chittipeddi

Dear Sailesh:

We are pleased to make you an offer of employment as a Vice President of Global Operations and Chief Technology Officer reporting to Gregory Waters. The terms of your employment are as follows:

Salary:	Equivalent to $350,000.00; $13,461.54 Payable Bi-Weekly

Status:	Full-time / Exempt

Stock Options:	You will be recommended for a stock option grant to purchase 50,000 shares of IDT common stock, which will vest over a four year period, assuming your continued service to IDT. The granting of your stock options will occur on or about the 15th day of the month following the completion of the month in which you begin employment with IDT, subject to approval by our Board of Directors. Your stock options will have a per share exercise price equal to the closing price of IDT common stock on the last trading day prior to the date of grant.

RSUs:	You will be recommended for a restricted stock unit (RSU) grant of 30,000 shares of IDT common stock, which will vest over a four year period, assuming your continued service to IDT. The granting of your RSUs will generally occur on or about the 15th day of the month following the completion of the month in which you begin employment with IDT, subject to approval by our Board of Directors.

PSUs:	Additionally, you will be recommended for a grant of 40,000 performance-based restricted stock units (PSUs). The PSUs will be subject to the provisions of the Fiscal 2015 Performance Equity Plan. The granting of your performance-based RSUs will occur on or about the 15th day of the last month of the first quarter of Fiscal 2015, subject to approval by our Board of Directors.

Bonus:	You will participate in IDT’s Annual Incentive Plan (AIP) pursuant to the terms of the current Plan. Your participation will be at an annual target of 65% of your base earnings.

Benefits:	You will be eligible for IDT’s full range of employee benefits including medical, dental, vision, life insurance, disability insurance, and 401(k). You will also earn three weeks of vacation per year. A summary of our benefit program is enclosed.

Relocation:	You will be eligible for relocation assistance in accordance with our policies.

Please note that IDT does not reimburse expenses incurred as a result of an employee’s commute between home and the Employee’s Work Location.

This offer is pending acceptable reference qualification and background verification.

In order to comply with the Immigration Reform and Control Act of 1986, this offer is contingent upon you providing proof of eligibility to work in the United States. Be prepared to supply the original documents containing this information on your start date. In addition, IDT produces technology that may be subject to U.S. export control laws. Accordingly, this offer of employment is also contingent upon IDT’s ability to obtain government authorization, if necessary, for technology transfer to you.

As a condition of employment, you are required to sign and comply with the Company’s standard Employee Confidentiality & Invention Agreement which requires, among other things, that you maintain the confidentiality of all IDT proprietary information and that you assign patent rights to any invention made during your employment at IDT.

As stated in the Employment Application, employment with IDT is at the mutual consent of the employee and IDT. Accordingly, you and IDT retain the right to terminate the employment relationship at will, at any time, with or without cause, and with or without notice. Please understand that no representative of IDT other than the CEO has the authority to make any contrary agreement or representation, and that such agreement made by the CEO must be in writing and signed by you and the CEO.

Because of the responsibilities associated with this position, it is essential that our office receives your decision by 02/14/2014. At that time, we will discuss your availability and reporting procedures.

If you wish to discuss this offer or inform us of your decision, please call me at (408) 574-6723. I am confident that you can expect a challenging and rewarding career as a member of our Company. We look forward to your acceptance of our offer.

Integrated Device Technology, Inc. 6024 Silver Creek Valley Rd., San Jose, CA 95138 Tel (800) 345 7015 Fax (408) 284 1442 www. IDT.com

Sincerely,

/s/ Anja Hamilton

Anja Hamilton

Vice President, Global Human Resources

/s/ Sailesh Chittipeddi
Candidate’s Signature of Acceptance

2/19/14
Date

Projected start date:

Monday, March 31, 2014

Integrated Device Technology, Inc. 6024 Silver Creek Valley Rd., San Jose, CA 95138 Tel (800) 345 7015 Fax (408) 284 1442 www. IDT.com